SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 4/30/2005
FILE NUMBER 811-1424
SERIES NO.: 15


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                    9,561
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                    7,030
              Class C                    2,490
              Class R                      117
              Institutional Class            1


74V.     1.   Net asset value per share (to nearest cent)
              Class A                  $  9.21
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                  $  8.87
              Class C                  $  8.87
              Class R                  $  9.16
              Institutional Class      $  9.28